UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2021
NAUTILUS BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39434 (Commission File Number)	98-1541723 (I.R.S. Employer Identification No.)

425 Pontius Ave N, Ste 202 Seattle, Washington (Address of principal executive offices)	98109 (Zip code)
(206) 333-2001
(Registrant’s telephone number, including area code)
ARYA Sciences Acquisition Corp III
51 Astor Place, 10th Floor
New York, NY 10003
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NAUT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note
On June 9, 2021 (the “Closing Date”), ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company and our predecessor company (“ARYA”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of February 7, 2021 (the “Business Combination Agreement”), by and among ARYA, Mako Merger Sub, Inc., a Delaware corporation (“Mako Merger Sub”) and Nautilus Biotechnology, Inc., a Delaware corporation (“Old Nautilus”).
Pursuant to the Business Combination Agreement, on the Closing Date, (i) ARYA changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ARYA changed its name to “Nautilus Biotechnology, Inc.” (together with its consolidated subsidiary, “New Nautilus” or “Nautilus”) and (ii) Mako Merger Sub merged with and into Old Nautilus (the “Merger”), with Old Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Old Nautilus becoming a wholly-owned subsidiary of New Nautilus.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of Old Nautilus outstanding as of immediately prior to the Effective Time was exchanged for shares of common stock of New Nautilus, par value $0.0001 per share (“Common Stock”), and (ii) all vested and unvested options to purchase shares of Old Nautilus were exchanged for comparable options to purchase shares of Common Stock, in each case, based on an implied Old Nautilus equity value of $900,000,000.
Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to New Nautilus. All references herein to the “Board” refer to the board of directors of New Nautilus. All references herein to the “Closing” refer to the closing of the transactions contemplated by the Business Combination Agreement (the “Transactions” or the “Business Combination”), including the Domestication, the Merger and the transactions contemplated by subscription agreements entered into by ARYA and certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 20,000,000 shares of Common Stock at a price of $10.00 per share for an aggregate purchase price of $200,000,000 (the “PIPE Financing”).
Item 1.01. Entry into a Material Definitive Agreement.
Indemnification Agreements
Effective as of the Closing Date, New Nautilus entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by New Nautilus of certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New Nautilus’ directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New Nautilus’s request.
The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.22 and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
As previously reported, on June 8, 2021, ARYA held an extraordinary general meeting (the “Extraordinary General Meeting”) at which the ARYA stockholders considered and adopted, among other matters, the Business Combination Agreement. On June 9, 2021, the parties to the Business Combination Agreement consummated the Transactions.

Prior to the Extraordinary General Meeting, holders of 465,363 shares of ARYA’s Class A ordinary shares exercised their right to redeem such shares for cash at a price of approximately $10.00 per share for aggregate payments of approximately $4,655,698. At the Closing, (i) an aggregate of 18,721,137 shares of Class A and Class B ordinary shares of ARYA were exchanged for an equivalent number of shares of Common Stock pursuant to the Domestication, (ii) an aggregate of 85,324,118 shares of Common Stock were issued in exchange for the shares of Old Nautilus outstanding as of immediately prior to the Effective Time and (iii) an aggregate of 20,000,000 shares of Common Stock were issued to the PIPE Investors in the PIPE Financing. Moreover, at the Closing, all options to purchase shares of Old Nautilus were exchanged for comparable options to purchase shares of Common Stock based on an implied Old Nautilus equity value of $900,000,000. Immediately after giving effect to the Transactions, there were 124,045,255 shares of Common Stock outstanding and 7,106,767 shares of Common Stock subject to outstanding options under the 2017 Plan (as defined below). After the Closing Date, ARYA’s Class A ordinary shares ceased trading on the Nasdaq Stock Market LLC (the “Nasdaq”) and New Nautilus’ Common Stock began trading on the Nasdaq.
The material terms and conditions of the Business Combination Agreement are described in the definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in ARYA’s Registration Statement on Form S-4 (File No. 333-254796), filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2021, in the subsection entitled “The Business Combination Agreement” of the section titled “Business Combination Proposal” beginning on page 88 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
FORM 10 INFORMATION
Forward-Looking Statements
Certain statements in this Current Report on Form 8-K and the information incorporated herein by reference may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Transactions and their expected benefits; New Nautilus’ performance following the Transactions; the success, cost, timing and progress of development of the Nautilus Platform; the potential attributes and benefits of the Nautilus Platform; New Nautilus’ ability to successfully implement its three phase commercial launch plan; and New Nautilus’ ability to obtain funding for its operations. Forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Transactions. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the following:
•our dependence on the success of our Nautilus Platform (as defined herein), which remains in the development stage and subject to scientific and technical validation;
•our expectations regarding the timing and progress of the development of the Nautilus Platform;
•our expectations regarding the rate and degree of market acceptance of the Nautilus Platform;

•the impact of the Nautilus Platform on the field of proteomics and the size and growth of the addressable proteomics market;
•our ability to manage and grow our business and commercialize our Nautilus Platform;
•our ability to successfully implement our three phase commercial launch plan;
•the implementation of our business model and strategic plans for the Nautilus Platform;
•our ability to establish and maintain intellectual property protection for our products or avoid or defend claims of infringement;
•costs related to the Business Combination;
•our ability to recognize the anticipated benefits of the Business Combination;
•the performance of third-party manufacturers and suppliers;
•our expectations about market trends;
•the effect of COVID-19 on the foregoing; and
•other risks and uncertainties described under the heading “Risk Factors” beginning on page 28 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Business
We are a development stage life sciences company creating a platform technology for quantifying and unlocking the complexity of the human proteome. Our mission is to transform the field of proteomics by democratizing access to the proteome and enabling fundamental advancements across human health and medicine. We were founded on the belief that incremental advancements of existing technologies are inadequate, and that a bold scientific leap would be required to radically reinvent proteomics and revolutionize precision medicine. Our vision is to integrate our breakthrough innovations in computer science, engineering, and biochemistry to develop and commercialize a proteomic analysis technology of extreme sensitivity and scale. To accomplish this, we have built a prototype of a single-molecule instrument, our Proteomic Analysis System, which will be further developed to deliver the speed, simplicity, accuracy, and versatility that we believe is necessary to establish a new gold standard in the field.
The human proteome, the make-up of all the proteins in a human, is among the most dynamic and valuable sources of biological insight in modern-day science. Unlike the genome, which is largely unchanging throughout an individual’s lifetime, the proteome is an ever-changing source of biological information. Our proteins directly control and determine the functions of our cells, yet we lack the ability to measure all of them with the ease, breadth and sensitivity that is used to measure DNA today. We believe that deep characterization of the proteome will have the potential to unveil an entirely new layer of complexity and valuable biological information that may have significant implications across life sciences, healthcare and drug development. Approximately 95% of FDA-approved drug targets are proteins, and yet today we still lack the ability to routinely read and quantify all of the proteins in our cells, or to fully map the downstream changes and modifications to those proteins which may define their biological function.

By leveraging our novel design coupled with advanced machine learning software, we believe our Nautilus Platform, which includes our end-to-end solution comprised of the Proteomic Analysis System, consumables, and software, has the potential to rapidly and reproducibly identify approximately 95% of proteins in a sample from virtually any organism, and could have the ability to detect and map the diverse landscape of modifications on those proteins. We believe that unlocking proteomics has the potential to create a long-term transformation of basic science, translational research, and healthcare.
Current proteomics platforms for broadly quantifying the abundance of proteins within samples generally fall into two classes: affinity-based and mass spectrometry-based methods. For years, these methods have facilitated novel drug development and improved diagnostics. As with most technology platforms however, these also suffer from distinct limitations that make simple, high-throughput, ultra-deep characterization of the proteome challenging. Mass spectrometry approaches have tremendous flexibility and thus have been applied to a wide range of applications, however their use requires a trade-off to be made between either depth or throughput; meaning that a researcher can either look at one sample in a deep analysis or at many samples in a shallow analysis. Additionally, challenges in ease of use and sensitivity have limited the ability of mass spectrometry-based methods from easily, broadly and quickly characterizing the entirety of the proteome. Affinity-based approaches use the binding attraction of antibodies to proteins to capture and measure protein targets in parallel. These technologies can provide greater sensitivity, however this approach is directly dependent on the availability of high quality, highly specific and sensitive affinity reagents, which can limit the scale, reproducibility and accuracy. Consequently, we believe researchers are forced into an unattractive trade-off between the number of samples in a study and the depth and breadth of the analysis. These trade-offs limit researchers’ ability to advance characterization of the proteome to match the current, and highly valuable, characterization of the genome. We believe the limitations of both platforms have prevented progress towards achieving comprehensive proteome and deep proteoform characterization. If detecting and quantifying the human proteome were as simple and easy as detecting an entire human genome, we believe a new set of questions could be asked:
•Down to the very low frequencies of expressed proteins, how are healthy tissue cells different from diseased cells?
•What will a comprehensive map of nearly all proteins by organ tissue type tell us about our biology?
•Which versions and patterns of modified proteins are present in disease, and why?
•What happens to our proteome when we get sick, and how does it change with treatment?
We believe that our Nautilus Platform has the potential to position us to answer these questions, and many others that have not previously been possible to fully investigate. Due to the extensive applications and broad potential of large-scale proteomic characterization, we believe the proteomics market is currently among one of the largest untapped opportunities in the biological sciences today. The existing proteomics research market is currently estimated to be approximately $25 billion annual spend as of 2021, made up primarily of mass spectrometry and affinity-based quantification methods. Over the longer-term, the proteomics market is expected to reach approximately $50 billion by 2027, representing a compound annual growth rate, or CAGR, of 12% over the six-year period. Further, we believe there are substantial adjacent opportunities across translational research, drug target discovery, precision medicine development, clinical diagnostics, and other disciplines such as food and environmental science.
We plan to initially target the life sciences proteomics research market and are currently entering the first phase of our product development and commercialization strategy. In this first phase, we are focused on developing partnerships with key biopharma companies and leading academic institutions to create a founding group of collaborators that will gain experience with our technology, jointly publish research using our Nautilus Platform, and generally help validate our initial applications. In the second phase we plan to launch an early access program to an expanded group of customers. We believe these customers will become important reference sites and key influencers that aid in the market adoption of our Nautilus Platform, and will help us build a strong value proposition ahead of full commercial launch. In our third phase of commercialization, we intend to execute a broad commercial launch of our Nautilus Platform including the introduction of our Proteomic Analysis System, which is an integrated fluidics and optics system for the single-molecule detection of proteins, accompanied by consumable reagents and analysis software, in direct sales to customers across academia and industry. The launch of our Proteomic Analysis System is expected to be done with a multi-year product roadmap of system enhancements and new applications designed to help our customers achieve their research objectives and expand the utility of our Nautilus Platform. We also plan to leverage our machine learning software to build a data analysis and insights engine that improves over time as we grow our data sources and the analysis learns to deliver better accuracy and identify new potential discoveries. We believe by following this methodical pathway, we can optimize the development of our Nautilus Platform, establish a steady flow of validating publications, appropriately scale our operations, deliver exceptional customer experiences, and help ensure we are delivering long term value and revenue growth.
Since inception in 2016, we have worked diligently to secure a strong intellectual property portfolio, and we have successfully filed and obtained numerous key patents. Our management team also brings a unique combination of experiences from the fields of technology and life sciences, with a proven track record of building successful businesses based on novel technology. Our company is a highly interdisciplinary organization, and as of May 31, 2021, we are comprised of approximately 82 employees, with 33 of such employees holding a Ph.D. Our organization is driven by the pursuit of deep, hard science, and our Scientific Advisory Board is comprised of world-renowned scientific leaders that support our vision.
Our business is further described in the Proxy Statement/Prospectus in the section titled “Information about Nautilus” beginning on page 196 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Risk Factors
The risk factors related to Nautilus’ business and operations and the Transactions are set forth in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 28 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Selected Historical Financial Information
The selected historical financial information and other data for the years ended December 31, 2020 and 2019, and the selected balance sheet and other data as of December 31, 2020 and 2019 for Old Nautilus are included in the Proxy Statement/Prospectus in the subsection entitled “Selected Historical Financial Information of Nautilus” of the section entitled “Summary of the Proxy Statement/Prospectus” beginning on page 20 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Unaudited Condensed Financial Statements
The unaudited condensed financial statements as of and for the three months ended March 31, 2021 of Old Nautilus set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Old Nautilus’ financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.
These unaudited condensed financial statements should be read in conjunction with the historical audited financial statements of Old Nautilus as of and for the year ended December 31, 2020 and the related notes included in the Proxy Statement/Prospectus, the section entitled “Nautilus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 232 of the Proxy Statement/Prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021, is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Reference is made to the disclosure contained in the Proxy Statement/Prospectus in the sections titled “Nautilus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 232 of the Proxy Statement/Prospectus and “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 189 of the Proxy Statement/Prospectus, each of which are incorporated herein by reference.
Management’s discussion and analysis of the financial condition and results of operation of the Company as of and for the three months ended March 31, 2021 is set forth below.
The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of the Company’s results of operations and financial condition. The discussion should be read together with the historical financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere or incorporated by reference in this Current Report on Form 8-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 28 of the Proxy Statement/Prospectus or in other parts of this Current Report on Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Old Nautilus,” “the Company,” “we,” “us” and “our” refer to the business and operations of Old Nautilus prior to the Business Combination and to New Nautilus and its consolidated subsidiary following the Closing.
Overview
We are a development stage life sciences company creating a platform technology for quantifying and unlocking the complexity of the human proteome. Our mission is to transform the field of proteomics by democratizing access to the proteome and enabling fundamental advancements across human health and medicine. We were founded on the belief that incremental advancements of existing technologies are inadequate, and that a bold scientific leap would be required to radically reinvent proteomics and revolutionize precision medicine. Our vision is to integrate our breakthrough innovations in computer science, engineering, and biochemistry to develop and commercialize a proteomic analysis technology of extreme sensitivity and scale. To accomplish this, we have built a prototype of a single-molecule instrument, our Proteomic Analysis System, which will be further developed to deliver the speed, simplicity, accuracy, and versatility that we believe is necessary to establish a new gold standard in the field.
Since our incorporation in 2016, we have devoted substantially all of our resources to research and development activities, including with respect to our proteomics platform, or Nautilus Platform, business planning, establishing and maintaining our intellectual property portfolio, hiring personnel, raising capital and providing general and administrative support for these operations. We do not have any products available for commercial sale, and we have not generated any revenue from our Nautilus Platform or other sources since inception. Our ability to generate revenue sufficient to achieve profitability, if ever, will depend on the successful development and eventual commercialization of our Nautilus Platform, which we expect, if it ever occurs, will take a number of years. Our Nautilus Platform, which includes our end-to-end solution comprised of instruments, consumables, and software analysis, is currently under development and will require significant additional research and development efforts, including extensive testing prior to commercialization. These efforts require significant amounts of additional capital and adequate personnel infrastructure. There can be no assurance that our research and development activities will be successfully completed, or that our Nautilus Platform will be commercially viable.

In order to commercialize our Nautilus Platform in volume, we will need to establish internal manufacturing capacity or to contract with one or more manufacturing partners, or both. Our technology is complex, and the manufacturing process for our products will be similarly complex, involving a large number of unique precision parts in addition to the production of various reagents and antibodies. We may encounter unexpected difficulties in manufacturing our Nautilus Platform, instruments, and related consumables. Among other factors, we will need to develop reliable supply chains for the various components in the Nautilus Platform, instruments, and consumables to support large-scale commercial production. In connection with our Nautilus Platform, we intend to utilize over 300 complex reagents and various antibodies in order to generate deep proteomic information at the speed and scale which we expect our Nautilus Platform to perform. Such reagents and antibodies are expected to be more difficult to manufacture and more expensive to procure. There is no assurance that we will be able to build manufacturing or consumable production capacity internally or find one or more suitable manufacturing or production partners, or both, to meet the volume and quality requirements necessary to be successful in the proteomics market.
Given our stage of development, we have not yet established a commercial organization or distribution capabilities. We do intend to build a commercial infrastructure to support sales of our products. We expect to manage sales, marketing and distribution through both internal resources and third-party relationships. We plan to commercialize our proteomics platform using a three-phase plan that has been shown to be effective and optimal for introducing disruptive products in numerous life sciences technology markets. The first phase is expected to involve collaboration with biopharmaceutical companies and key opinion leaders to validate the performance and utility of Nautilus’ product, during which we do not expect to recognize significant revenue, if any. The second phase will include an early access limited release phase in which we expect to recognize limited revenue. Finally the third phase is anticipated to include a broader commercial launch. We are currently in the collaboration phase during which we are seeking to enter collaborations with a small number of research customers, including with biopharmaceutical companies and key opinion leaders in proteomics whose assessment and validation of our products can significantly influence other researchers in their respective markets and/or fields. During the early access limited release phase, we plan to leverage our publications to drive awareness and customer demand to pre-sell instruments and reagents to select customers performing large-scale proteomics research. During this phase, we plan to provide our early access program partners with broad-scale analysis and profiling of samples analyzed in our facility and shared via a cloud platform. We do not anticipate that the second phase will begin any earlier than the second half of 2022 and do not anticipate that it will result in any material revenue. During this phase, we expect to work closely with early access customers to demonstrate a unique value proposition for our proteomics product platform. We expect this second phase to continue through the end of 2023 and lead into the third phase of broad commercialization at the end of 2023 and the beginning of 2024. We do not expect to realize any material revenue prior to the second half of 2023.
We intend to commercialize our Nautilus Platform through a direct sales channel in the United States, and through both direct and distributor sales channels in regions outside the United States. Given our stage of development, we currently have no marketing, sales, commercial product distribution or service and support capabilities. We intend to build the necessary infrastructure for these activities in the United States, European Union, the United Kingdom, and potentially other countries and regions, including Asia-Pacific, as we execute on our three phase commercial launch strategy for our Nautilus Platform.
To date, we have financed our operations primarily through private placements of convertible preferred stock. Through March 31, 2021, we had raised aggregate net proceeds of $108 million from these private placements and as of March 31, 2021, we had cash, cash equivalents and short-term investments of $67.8 million. Following consummation of the Business Combination and PIPE Financing, we received additional gross proceeds of approximately $345 million from PIPE Investors and the Business Combination, offset by approximately $20 million of transaction costs and underwriters’ fees relating to the closing of the Business Combination. Based on this, we believe that our existing cash, cash equivalents, and short-term investments will enable us to fund our planned operating expenses and capital expenditures through at least the next 12 months.
We have incurred significant losses since the commencement of our operations. Our net loss was $8.4 million during the three months ended March 31, 2021, and we expect to continue to incur significant losses for the foreseeable future as we continue our research and development activities and planned commercialization of our proteomics platform. As of March 31, 2021, we had an accumulated deficit of $38.7 million. These losses have resulted primarily from costs incurred in connection with research and development activities and to a lesser extent from general and administrative costs associated with our operations. We expect to incur significant and increasing expenses and operating losses for the foreseeable future. Our net losses may fluctuate significantly from period to period, depending on the timing of and expenditures on our planned commercialization and research and development activities.
We expect our expenses and capital requirements will increase substantially in connection with our ongoing activities as we:
•continue our research and development activities, including with respect to our Nautilus Platform;
•undertake activities to establish sales, marketing and distribution capabilities for our Nautilus Platform;
•setup costs related to production tooling and required testing;
•maintain, protect and expand our intellectual property portfolio, including patents, trade secrets and know how;
•implement operational, financial and management information systems;
•attract, hire and retain additional management, scientific and administrative personnel; and
•operate as a public company.
As a result, we will require substantial additional funding to develop our products and support our continuing operations. Until such time that we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which could include income from collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties or from grants. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, and could force us to delay, reduce or eliminate our product development or future commercialization efforts. We may also be required to grant rights to develop and market products that we would otherwise prefer to develop and market ourselves. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.
Impact of COVID-19 Pandemic
The global COVID-19 pandemic continues to rapidly evolve. The extent of the impact of the COVID-19 pandemic on our business, operations and development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our development activities, third-party manufacturers, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. As the COVID-19 pandemic has developed, we have taken numerous steps to help ensure the health and safety of our employees. We are maintaining hygiene and respiratory protocols; controls for social distancing; enhanced cleaning, disinfecting, decontamination, and ventilation protocols; health policies; and usage of personal protective equipment, where appropriate. During March and April of 2020 in which stay at home orders were in place in the state of California and Washington, the volume of ongoing lab work was reduced, and only critical program work in the lab has continued with staggered lab employee work shifts to minimize risk of exposure to COVID-19, which has and may continue to disrupt or delay our ability to conduct development activities. Employees whose tasks can be performed offsite have been instructed to work from home.

We have been and continue to actively monitor our supply chain during the COVID-19 pandemic, including third-party materials and suppliers. To date, we have experienced some supply disruptions due to the pandemic, including closures at certain chip manufacturers, which led to extended lead times for certain chips; diversion of certain lab materials needed to support COVID-19 relief efforts; and lower availability of certain reagents. While certain of these disruptions have resolved since the start of the COVID-19 pandemic, we are continuing to monitor our supply chain and contingency planning is ongoing with our partners to reduce the possibility of an interruption to our development activities or the availability of necessary materials.
The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and with our employees working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our future business, operations and development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain.
Business Combination Transaction
The disclosure set forth in the “Introductory Note” above with respect to the completion of the Business Combination and the PIPE Financing is incorporated by reference into this Item 2.01.
In conjunction with the consummation of the Business Combination with ARYA, we received gross proceeds of approximately $345 million from PIPE Investors and the Business Combination, offset by approximately $20 million of transaction costs and underwriters’ fees relating to the closing of the Business Combination.
Components of Our Results of Operations
Revenue
To date, we have not generated any revenue and we may not generate any revenue from the sale of products or from other sources in the near future.
Operating Expenses
Research and Development Expense
Research and development expenses account for a significant portion of our operating expenses and consist primarily of salaries, related benefits and stock-based compensation expense of product development personnel, facilities costs, laboratory supplies and equipment, depreciation and amortization, external costs of vendors engaged to conduct research and development activities, and allocated expenses for technology and facilities. We expense research and development expenses in the periods in which they are incurred.
We plan to continue to invest in our research and development efforts and to increase our investment in research and development efforts related to our product development. As a result, we expect research and development expenses to increase in absolute dollars as we continue to advance our product development, hire additional personnel and retain existing personnel, purchase supplies and materials and allocate expense to our research and development facilities.
General and Administrative Expenses
General and administrative expenses consist of salaries and benefits, and stock-based compensation expense for personnel in executive, operations, legal, human resources, finance and administrative functions, professional fees for legal, patent, consulting, accounting and audit services, and allocated expenses for technology and facilities. We expense general and administrative expenses in the periods in which they are incurred.
We expect that our general and administrative expenses will increase substantially over the next several years as we hire additional personnel to support the continued research and development of our products and growth of our business. Following the completion of the Business Combination, we also anticipate that we will incur substantially higher expenses as a result of operating as a public company, including expenses related to accounting, audit, legal, regulatory, insurance, compliance with the rules and regulations of the SEC, Sarbanes-Oxley Act and those of any national securities exchange on which our securities are traded, director and officer insurance, investor and public relations, and other administrative and professional services.
Other Income (Expense), Net
Other income (expense), net consists primarily of interest income on our cash, cash equivalents and short-term investments.
Results of Operations
Comparison of the Three Months Ended March 31, 2021 to the Three Months Ended March 31, 2020
The following table shows our statements of operations for the periods indicated:

	Three Months Ended March 31,
	2021	2020	Change	Change
	(in thousands)		($)	(%)
Operating expenses:
Research and development	$4,835	$2,470	$2,365	96%
General and administrative	3,582	527	3,055	580%
Total operating expenses	8,417	2,997	5,420	181%
Other income (expense), net	8	63	(55)	(87)%
Net loss	$(8,409)	$(2,934)	$(5,475)	187%
Research and Development Expenses
Research and development expenses were $4.8 million for the three months ended March 31, 2021, compared to $2.5 million for the three months ended March 31, 2020, an increase of $2.4 million, or 96%. The increase was primarily due to a $1.4 million increase in salaries, related benefits, and stock-based compensation to support on-going development of our products, a $0.7 million increase in laboratory supplies and equipment expense and a $0.1 million increase in facilities costs.
General and Administrative Expenses
General and administrative expenses were $3.6 million for the three months ended March 31, 2021, compared to $0.5 million for the three months ended March 31, 2020, an increase of $3.1 million, or 580%. The increase was primarily due to a $1.5 million increase in salaries, related benefits, and stock-based compensation, a $1.2 million increase in professional services, primarily related to audit and legal activities, and a $0.1 million increase in facilities costs.
Other Income (Expense), Net
Other income (expense), net did not significantly fluctuate during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

Liquidity and Capital Resources
Sources of Liquidity
Since our inception, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from our operations. Our net loss was $8.4 million for the three months ended March 31, 2021. As of March 31, 2021, we had an accumulated deficit of $38.7 million. Prior to the Business Combination, we have funded our operations primarily with proceeds from the sale of convertible preferred stock. Through March 31, 2021, we had raised net proceeds of $108.4 million from these private placements of our convertible preferred stock and had cash, cash equivalents and short-term investments of $67.8 million. In June 2021, in conjunction with the consummation of the Business Combination with ARYA, we received additional gross proceeds of approximately $345 million from PIPE Investors and the Business Combination, offset by approximately $20 million of transaction costs and underwriters’ fees relating to the closing of the Business Combination.
Our primary uses of cash to date have been to fund our research and development activities, business planning, establishing and maintaining our intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these operations.
Funding Requirements
To date, we have not generated any revenue and we may not generate any revenue from the sale of products or from other sources in the near future. Following the completion of the Business Combination, we expect our expenses and capital requirements will increase substantially in connection with our ongoing activities as we:
•continue our research and development activities, including with respect to our proteomics platform;
•undertake activities to establish sales, marketing and distribution capabilities for our proteomics platform;
•incur setup costs related to production tooling and required testing;
•maintain, protect and expand our intellectual property portfolio, including patents, trade secrets and know how;
•implement operational, financial and management information systems;
•attract, hire and retain additional management, scientific and administrative personnel; and
•operate as a public company.
Based on our planned operations, we expect our current cash, cash equivalents, and short-term investments will be sufficient to fund our operating expenses for at least the next 12 months. We continue to face challenges and uncertainties and, as a result, our available capital resources may be consumed more rapidly than currently expected due to: delays in execution of our development plans; the scope and timing of our investment in our sales, marketing, and distribution capabilities; changes we may make to the business that affect ongoing operating expenses; the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; changes we may make in our business or commercialization strategy; changes we may make in our research and development spending plans; our need to implement additional infrastructure and internal systems; the impact of the COVID-19 pandemic; and other items affecting our forecasted level of expenditures and use of cash resources including potential acquisitions.
Until such time as we can generate significant revenue from commercialization of our products, if ever, we will continue to require substantial additional capital to develop our proteomics platform and fund operations for the foreseeable future. We intend to obtain such capital through public or private equity offerings or debt financings, credit or loan facilities or a combination of one or more of these funding sources. We may also seek additional financing opportunistically. We may be unable to raise additional funds on favorable terms or at all. Our failure to raise additional capital, if needed, would have a negative impact on our financial condition and our ability to execute our business plan.
Our expected future capital requirements depend on many factors including expansion of our product portfolio and the timing and extent of spending on sales and marketing and the development of our technology. If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Any future debt financing into which we enter may impose upon us additional covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders.
Historical Cash Flows
For the Three Months Ended March 31, 2021 and 2020
The following table summarizes our cash flows for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net cash used in operating activities	$(6,253)	$(2,621)
Net cash provided by investing activities	23,518	7,886
Net cash used in financing activities	(2,069)	—
Net increase in cash, cash equivalents and restricted cash	$15,196	$5,265
Operating Activities
During the three months ended March 31, 2021, net cash used in operating activities was $6.3 million, primarily resulting from our operating loss of $8.4 million, offset by non-cash charges aggregating $2.1 million, which primarily included $1.3 million of stock-based compensation and $0.4 million amortization of operating lease right-of-use assets.
During the three months ended March 31, 2020, net cash used in operating activities was $2.6 million, primarily resulting from our operating loss of $2.9 million, offset by non-cash charges aggregating $0.7 million, which primarily included $0.4 million amortization of operating lease right-of-use assets. Net cash used in operating activities was increased by net changes in assets and liabilities aggregating $0.4 million, primarily driven by $0.4 million decrease in operating lease liability.
Investing Activities
During the three months ended March 31, 2021, net cash provided by investing activities was $23.5 million, primarily resulting from $24.0 million in proceeds from maturities of securities, partially offset by $0.5 million in purchases of property and equipment.
During the three months ended March 31, 2020, net cash provided by investing activities was $7.9 million, primarily resulting from $8.0 million in proceeds from sale and maturities of securities, partially offset by $0.1 million in purchases of property and equipment.

Financing Activities
During the three months ended March 31, 2021, net cash used in financing activities was $2.1 million from payments of deferred offering costs.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of March 31, 2021 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
	(in thousands)
Operating lease obligations(1)(2)	$5,926	$2,413	$3,513	$—	$—
Purchase obligations	1,337	1,337	—	—	—
Total	$7,263	$3,750	$3,513	$—	$—
___________________
1)Reflects minimum payments due for office space and laboratory space under our leases in Seattle, Washington and San Carlos, California.
2)In December 2020, we entered into a new lease in San Carlos, California for ten years commencing in September 2021 and expiring in September 2031 with total minimum lease payments of $42.1 million. This lease had not commenced and therefore was not included in the operating lease obligations.
Off-Balance Sheet Arrangements
We currently do not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Our discussion and analysis of financial condition results of operations are based upon our financial statements included elsewhere or incorporated by reference in this Current Report on Form 8-K. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses.
We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.
Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our financial statements. We believe that the critical accounting policies listed below are the most difficult management decisions as they involve the use of significant estimates and assumptions as described above.
Research and Development
Costs for research and development activities are expensed in the period in which they are incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, stock-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation and amortization, external costs of vendors engaged to conduct research and development activities.
As part of the process of preparing our financial statements, we estimate our accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on our behalf and estimating the level of services performed and the associated cost incurred for services for which we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses at the end of each reporting period based on the facts and circumstances known to us at that time. The significant estimates in our accrued research and development expenses relate to expenses incurred with respect to academic research centers and other vendors in connection with research and development activities for which we have not yet been invoiced.
Redeemable Convertible Preferred Stock
We record all shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. Redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in certain events considered not solely within our control, such as a merger, acquisition, or sale of all or substantially all of our assets (each, a “deemed liquidation event”), the redeemable convertible preferred stock will become redeemable at the option of the holders of at least a majority of the then outstanding preferred shares. We have not adjusted the carrying value of the redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating us to pay the liquidation preference to holders of shares of preferred stock is not probable of occurring. Subsequent adjustments to the carrying values to the liquidation preference will be made only if it becomes probable that such a deemed liquidation event will occur.
Stock-based Compensation
We maintain a stock-based compensation plan as a long-term incentive for employees, non-employee directors and consultants. The plan allows for the issuance of incentive stock options, non-qualified stock options, restricted stock units, and other forms of equity awards.
We recognize stock-based compensation expense for stock options on a straight-line basis over the requisite service period and account for forfeitures as they occur. Our stock-based compensation costs are based upon the grant date fair value of options estimated using the Black-Scholes option pricing model. To the extent any stock option grants are made subject to the achievement of a performance-based milestone, management evaluates when the achievement of any such performance-based milestone is probable based on the relative satisfaction of the performance conditions as of the reporting date.
The Black-Scholes option pricing model utilizes inputs which are highly subjective assumptions and generally require significant judgment. These assumptions include:
•Fair Value of Common Stock. See the subsection titled “Common Stock Valuations” below.
•Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.
•Expected Volatility. Because we have been privately held and do not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded life sciences companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on the similar size, stage in life cycle or area of specialty. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available.
•Expected Term. The expected term represents the period that the stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term), as we do not have sufficient historical data to use any other method to estimate expected term.

•Expected Dividend Yield. We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.
Certain assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.
Common Stock Valuations
Prior to the closing of the Business Combination, there has been no public market for our common stock, and, as a result, the fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by our board of directors. To determine the fair value of our common stock underlying option grants at each grant date, our board of directors considered, among other things, input from management, valuations of our common stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the grant. These factors included, but were not limited to:
•our results of operations and financial position, including our levels of available capital resources;
•our stage of development and material risks related to our business;
•progress of our research and development activities;
•our business conditions and projections;
•the market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to ours, the value of which could be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length transaction), as well as recently completed mergers and acquisitions of peer companies;
•the lack of marketability of our common stock as a private company;
•the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions and the terms and prices of other arm’s length transactions involving the sale or transfer of our securities;
•the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;
•the likelihood of achieving a liquidity event for our securityholders, such as an initial public offering or a sale of our company, given prevailing market conditions;
•the hiring of key personnel and the experience of management;
•trends and developments in our industry;
•external market conditions affecting the life sciences and biotechnology industry sectors; and
•as applicable, the implied equity value of Old Nautilus as contemplated by the Business Combination Agreement.

The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered the following methods:
•Option Pricing Method. Under the option pricing method (“OPM”), shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options.
•Probability-Weighted Expected Return Method. The probability-weighted expected return method (“PWERM”) is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.
For our valuation performed in May 2019, we used the Market Adjusted OPM Backsolve method for the valuation of our equity. As a starting point for this analysis, we relied on the implied equity value, estimated using an OPM Backsolve Method, from the previous valuation performed in May 2018. We adjusted that implied equity value to reflect macroeconomic factors and Company-specific activities during the period between May 2018 and May 2019.
For our valuation performed in May 2020, we utilized the OPM Backsolve approach to estimate the total equity value based on the recently completed Series B redeemable convertible preferred round of financing. Under this method the OPM allocation model is constructed based on our capital structure and reasonable option model inputs (term, volatility, etc.) are assumed. The total equity value in the model is then iterated until the model output for the Series B redeemable convertible preferred stock is equal to its original issue price. We utilized the Hybrid Methodology as the primary allocation method.
For the valuations performed in December 2020, we used a hybrid method utilizing a combination of the OPM and the PWERM. We utilized two different scenarios: (a) a transaction with a SPAC and (b) an acquisition by another company. Under the hybrid method, we used the OPM to allocate the equity value of the business among the various classes of stock. The if-converted method presumes that all shares of our redeemable convertible preferred stock convert into Common Stock based upon their conversion terms and differences in the rights and preferences of the shares of our redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.
For awards granted in late January 2021, these were granted at the grant date fair value on the date of grant. Our board of directors made a determination of the fair market value of our common stock which contemplated the implied equity value of the Old Nautilus per the Business Combination agreement that was executed on February 7, 2021.
In determining the estimated fair value of our common stock at each grant date, our board of directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity. The estimated fair value of our common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.
Following the closing of the Business Combination, the Board will determine the fair market value of New Nautilus common stock based on its closing price as reported on the date of grant on the Nasdaq Stock Exchange.

Recent Accounting Pronouncements
See Note 2 to our unaudited condensed financial statements included elsewhere in this report for more information.
Emerging Growth Company Accounting Election
The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of our financials to those of other public companies more difficult.
We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of ARYA’s initial public offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.
Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We had cash, cash equivalents and short-term investments of $67.8 million and $76.7 million as of March 31, 2021 and December 31, 2020, respectively. The primary goals of our investment policy are liquidity and capital preservation. We do not enter into investments for trading or speculative purposes. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. Declines in interest rates, however, would reduce future investment income. A hypothetical 1.00% (100 basis points) increase in interest rates would not have materially impacted the fair value of our marketable securities as of March 31, 2021 and December 31, 2020. If overall interest rates had increased or decreased by 1.00% (100 basis points), neither our interest expense nor our interest income would have been materially affected during the three months ended March 31, 2021 and 2020.
Effects of Inflation
Inflation generally affects us by increasing our cost of labor and research and development contracts. We do not believe that inflation has had a material effect on our financial results during the periods presented.
Properties
Our corporate headquarters is located in Seattle, Washington and consists of approximately 2,542 square feet of leased office space. Our operating lease in San Carlos, California consists of approximately 25,879 square feet of leased laboratory space. The lease in Seattle, Washington expired in April 2021 and will be renewed month to month while the Company negotiates a new lease, and the lease in San Carlos, California will expire in September 2023.

In December 2020, we entered into a new lease in San Carlos, California for ten years commencing in September 2021 and expiring in September 2031, under which we will lease approximately 45,338 square feet of space. In December 2020, we also entered into a temporary office space lease agreement in San Carlos, California commencing in February 2021 and expiring in October 2021, under which we lease approximately 10,142 square feet of space.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of Common Stock immediately following consummation of the Transactions by:
•each person known by New Nautilus to be the beneficial owner of more than 5% of New Nautilus’ outstanding Common Stock immediately following the consummation of the Transactions;
•each of New Nautilus’ executive officers and directors; and
•all of New Nautilus’ executive officers and directors as a group after the consummation of the Transactions.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of the Closing Date. Shares subject to options that are currently exercisable or exercisable within 60 days of the Closing Date are considered outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to New Nautilus, New Nautilus believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of the directors and executive officers of New Nautilus is 425 Pontius Ave N, Ste 202, Seattle, WA 98109. The percentage of beneficial ownership of New Nautilus is calculated based on 124,045,255 shares of Common Stock outstanding immediately after giving effect to the Transactions.

Name and Address of Beneficial Owners	Number of Shares	%
Sujal Patel(1)	16,708,899	13.5%
Parag Mallick(2)	20,689,892	16.7%
Anna Mowry	—	—
Matt Murphy(3)	29,140	*
Nick Nelson	—	—
Subra Sankar	—	—
Melissa Epperly(4)	12,092	*
Matthew McIlwain(5)	6,342,875	5.1%
Farzad Nazem(6)	1,888,146	1.5%
Vijay Pande(7)	—	—
Matthew L. Posard(8)	254,039	*
Michael Altman(9)	4,146,500	3.3%
All directors and officers as a group (12 persons) (10)	50,071,583	40.3%
Five Percent Holders:
Perceptive Life Sciences Master Fund Ltd.(11)	8,414,113	6.8%
Entities affiliated with Andreesen Horowitz(12)	17,653,917	14.2%
Entities affiliated with Vulcan Capital(13)	7,172,985	5.8%
Entities affiliated with Madrona Ventures(14)	6,342,875	5.1%
*    Less than 1%
(1)Consists of (i) 9,614,388 shares received by Mr. Patel in the Business Combination as an equityholder of record of Old Nautilus, (ii) 5,280,476 shares received by PFV I, LLC in the Business Combination as an equityholder of Old Nautilus, and (iii) 1,814,035 shares received by the Sujal Patel 2020 Children's Trust, u/a/d December 3, 2020 (the “Patel Trust”) in the Business Combination as an equityholder of Old Nautilus. Mr. Patel is the manager of PFV I, LLC and a trustee of the Patel Trust and as such has voting and investment control over the shares held by PFV I, LLC and the Patel Trust. Mr. Patel disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of the securities held by the Patel Trust, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that Mr. Patel is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.
(2)Consists of shares received by Dr. Mallick in the Business Combination as an equityholder of record of Old Nautilus.
(3)Consists of shares received by the Murphy Family Trust in the Business Combination as an equityholder of Old Nautilus. Mr. Murphy is the trustee of the Murphy Family Trust and as such has voting and investment control over the shares held by the Murphy Family Trust.
(4)Consists of shares subject to options held by Ms. Epperly exercisable within 60 days of June 9, 2021.
(5)Consists of the shares set forth in footnote 14 below.
(6)Consists of (i) 1,815,860 shares received by HAND Capital, LLC in the Business Combination as an equityholder of Old Nautilus and (ii) 72,286 shares which HAND Capital, LLC purchased in the PIPE Financing. Mr. Nazem is the manager of HAND Capital, LLC and as such has voting and investment power over the shares held by HAND Capital, LLC.
(7)Mr. Pande has no voting or investment control over the shares held by entities affiliated with Andreesen Horowitz that are included in footnote 12 below.
(8)Consists of (i) 100,000 shares which Mr. Posard purchased in the PIPE Financing and (ii) 154,039 shares subject to options held by Mr. Posard exercisable within 60 days of June 9, 2021.
(9)The shares reported are held in the name of ARYA’s sponsor, ARYA Sciences Holdings III, a Cayman Islands exempted limited company (“ARYA’s Sponsor”). ARYA’s Sponsor is governed by a board of directors consisting of two directors, Messrs. Stone and Altman. As such, Messrs. Stone and Altman have voting and investment discretion with respect to the shares held of record by ARYA’s Sponsor and may be deemed to have shared beneficial ownership of such shares. The address for the persons and entities set forth herein is 51 Astor Place, 10th Floor, New York, NY 10003.
(10)Consists of (i) 49,905,452 shares beneficially owned by the directors and officers following the Business Combination and (ii) 166,131 shares subject to options held by the directors and officers following the Business Combination exercisable within 60 days of June 9, 2021.
(11)Consists of (i) 2,914,113 shares received by Perceptive Life Sciences Master Fund Ltd. (the “Master Fund”) in the Business Combination as an equityholder of Old Nautilus and (ii) 5,500,000 shares the Master Fund purchased in the PIPE Financing. Perceptive Advisors LLC (the “Advisor”) serves as the investment manager of Master Fund. Joseph Edelman is the managing member of the Advisor. Each of Mr. Edelman and the Advisor disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of such securities, except to the extent of his/its indirect pecuniary interest therein, and this report shall not be deemed an admission that either Mr. Edelman or the Advisor is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. The address for the persons and entities set forth herein is 51 Astor Place, 10th Floor, New York, NY 10003.
(12)Consists of (i) 16,298,006 shares received by AH Bio Fund II, L.P., for itself and as nominee for AH Bio Fund II-B, L.P. (collectively, the “AH Bio Fund II Entities”), in the Business Combination as an equityholder of Old Nautilus, (ii) 270,255 shares received by Andreessen Horowitz LSV Fund II, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P. (collectively, the “AH LSV Fund II Entities”), in the Business Combination as an equityholder of Old Nautilus, and (iii)

1,085,656 shares that the AH LSV Fund II Entities purchased in the PIPE Financing. AH Equity Partners Bio II, L.L.C. (“AH EP Bio II”), the general partner of the AH Bio Fund II Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Bio Fund II Entities. AH Equity Partners LSV II, L.L.C. (“AH EP LSV II”), the general partner of the AH LSV Fund II Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH LSV Fund II Entities. The managing members of each of AH EP Bio II and AH EP LSV II are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by the AH Bio Fund II Entities and AH LSV Fund II Entities. Shares held by each of these entities include shares that may be subsequently sold by each of Marc Andreessen, Ben Horowitz and Vijay Pande, a member of the Board of Directors, following in-kind distributions of shares by these entities. The address for the persons and entities set forth herein is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(13)Consists of (i) 2,962,436 shares received by Vulcan Capital Holdings Columbia LLC (“VCHC”) in the Business Combination as an equityholder of Old Nautilus, (ii) 624,057 shares which Vulcan Capital purchased in the PIPE Financing, (iii) 2,962,436 shares received by VCVC V LLC (“VCVC”) in the Business Combination as an equityholder of Old Nautilus, and (iv) 624,056 shares of New Nautilus Common Stock which VCVC is purchasing in the PIPE Financing. VCVC Management V LLC (“VCVC Management”) serves as the Manager of VCVC and Cougar Investment Holdings LLC (“Cougar”) serves as the Managing Member of VCVC Management. VCHC Management LLC (“Vulcan Capital Management”) serves as the Manager of VCHC and Cougar serves as the Managing Member of Vulcan Capital Management. Cougar has sole voting and dispositive power over the shares held by VCHC and VCVC. Each of VCVC Management, Vulcan Capital Management and Cougar disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of such securities, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that any of VCVC Management, Vulcan Capital Management or Cougar is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. The address for the foregoing entities is 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.
(14)Consists of (i) 4,585,947 shares received by Madrona Venture Fund VI, LP (“Madrona Fund VI”) in the Business Combination as an equityholder of Old Nautilus, (ii) 1,212,447 shares which Madrona Fund VI purchased in the PIPE Financing, (iii) 175,878 shares received by Madrona Venture Fund VI-A, LP (“Madrona Fund VI-A”) in the Business Combination as an equityholder of Old Nautilus, (iv) 46,498 shares which Madrona Fund VI-A purchased in the PIPE Financing, (v) 272,105 shares received by Matthew McIlwain in the Business Combination as an equityholder of Old Nautilus, and (vi) 50,000 shares received by Mr. McIlwain in the Business Combination in exchange for shares of ARYA Class A common stock owned by Mr. McIlwain prior to the consummation of the Business Combination. Madrona Investment Partners VI, L.P. (“Madrona Partners VI”) is the general partner of each of Madrona Fund VI and Madrona Fund VI-A, and Madrona VI General Partner, LLC (“Madrona VI LLC”) is the general partner of Madrona Partners VI. Matthew McIlwain, together with Tom Alberg, Paul Goodrich, Scott Jacobson, Len Jordon, Tim Porter, and Soma Somasegar are the managing members of Madrona VI LLC, and each may be deemed to share voting and investment power over the securities held by Madrona Fund VI and Madrona Fund VI-A. Each of such individuals disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for the persons and entities set forth herein is 999 Third Avenue, 34th Floor, Seattle, WA.
Directors and Executive Officers
New Nautilus’ directors and executive officers after the consummation of the Transactions are described in the Proxy Statement/Prospectus in the section titled “Management Following the Business Combination” beginning on page 257 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Independence of our Board of Directors
Information with respect to the independence of New Nautilus’ directors is set forth in the Proxy Statement/Prospectus in the subsection titled “Director Independence” in the section titled “Management Following the Business Combination” on page 260 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Committees of the Board of Directors
Information with respect to the composition of the committees of the Board immediately after the Closing is set forth in the Proxy Statement/Prospectus in the subsection titled “Committees of the Board of Directors” in the section titled “Management Following the Business Combination” beginning on page 260 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Executive Compensation
A description of the compensation of the named executive officers of Old Nautilus and the compensation of the executive officers of ARYA before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the sections titled “Nautilus Executive Compensation” beginning on page 244 of the Proxy Statement/Prospectus and the subsection titled “Executive Compensation and Director Compensation and Other Interests” in

the section titled “Information About ARYA,” beginning on page 186 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.
At the Extraordinary General Meeting, the ARYA stockholders approved the 2021 Plan and the ESPP (as defined below). The summary of the 2021 Plan set forth in the Proxy Statement/Prospectus in the section titled “The Incentive Award Plan Proposal” beginning on page 140 of the Proxy Statement/Prospectus and the summary of the ESPP set forth in the Proxy Statement/Prospectus in the section titled “The Employee Stock Purchase Plan Proposal” beginning on page 149 of the Proxy Statement/Prospectus are each incorporated herein by reference. A copy of the full text of the 2021 Plan is attached hereto as Exhibit 10.4 and a copy of the full text of the ESPP is attached hereto as Exhibit 10.5, each of which is incorporated herein by reference.
Director Compensation
A description of the compensation of the directors of Old Nautilus and of ARYA before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the section titled “Nautilus Director Compensation” beginning on page 253 of the Proxy Statement/Prospectus and the subsection titled “Executive Compensation and Director Compensation and Other Interests” in the section titled “Information About ARYA,” beginning on page 186 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.
Certain Relationships and Related Person Transactions
Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions,” beginning on page 268 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Legal Proceedings
Reference is made to the disclosure regarding legal proceedings in the subsection of the Proxy Statement/Prospectus titled “Legal Proceedings” in the section titled “Information about ARYA”on page 187 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Market Price of and Dividends on Common Equity and Related Stockholder Matters
The Common Stock will begin trading on the Nasdaq under the symbol “NAUT” on June 10, 2021. As of immediately after the Closing Date, there were approximately 54 registered holders of Common Stock.
Nautilus has not paid any cash dividends on shares of its Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, Nautilus’ results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant.
Recent Sales of Unregistered Securities
Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale of certain unregistered securities, which is incorporated herein by reference.
Description of Company’s Securities
The description of New Nautilus’ securities is contained in the Proxy Statement/Prospectus in the section titled “Description of New Nautilus Securities” beginning on page 277 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Indemnification of Officers and Directors
New Nautilus has entered into indemnification agreements with each of its directors and executive officers, in each case effective as of the Closing Date. Each indemnification agreement provides for indemnification and advancements by New Nautilus of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to New Nautilus or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.
The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is filed as Exhibit 10.22 to this Current Report on Form 8-K and is incorporated herein by reference.
Change in the Registrant’s Certifying Accountant

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.
Financial Statements and Exhibits
The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities
Concurrently with the execution of the Business Combination Agreement, ARYA entered into subscription agreements (the “Subscription Agreements”) with each of the PIPE Investors, pursuant to which, at the Closing, the PIPE Investors subscribed for and purchased an aggregate of 20,000,000 shares of Common Stock at a price of $10.00 per share for aggregate gross proceeds of $200,000,000. Perceptive Life Sciences Master Fund Ltd, a Cayman Islands exempted company, funded $55,000,000 in the PIPE Financing and the additional $145,000,000 was funded by additional qualified investors. The shares of Common Stock issued pursuant to the Subscription Agreements (the “PIPE Financing Shares”) have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pursuant to the Subscription Agreements, we agreed that, within forty-five (45) calendar days after the Closing Date, we will file with the SEC (at our sole cost and expense) a registration statement (the “Resale Registration Statement”) registering the resale of the PIPE Financing Shares. The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, the form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 3.03. Material Modifications to Rights of Security Holders.
In connection with the consummation of the Transactions, ARYA changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which ARYA changed its name to “Nautilus Biotechnology, Inc.” and adopted a certificate of incorporation and bylaws. Reference is made to the disclosure described in the Proxy Statement/Prospectus in the sections titled “Domestication Proposal” beginning on page 122 of the Proxy Statement/Prospectus, “Charter Proposal” beginning on page 125 of the Proxy Statement/Prospectus, “Advisory Governing Documents Proposals” beginning on page 126 of the Proxy Statement/Prospectus, “Comparison of Corporate Governance and Shareholder Rights” beginning on page 275 of the Proxy Statement/Prospectus, and “Description of New Nautilus Securities” beginning on page 277 of the Proxy Statement/Prospectus, each of which are incorporated herein by reference. This summary is qualified in its entirety by reference to the text of New Nautilus’ certificate of incorporation and bylaws, which are attached as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference.
In accordance with Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), New Nautilus is the successor issuer to ARYA and has assumed the attributes of ARYA as the registrant. In addition, the shares of Common Stock of New Nautilus, as the successor to ARYA, are deemed to be registered under Section 12(b) of the Exchange Act. Holders of uncertificated shares of ARYA’s Class A ordinary shares prior to the Closing have continued as holders of shares of uncertificated shares of New Nautilus’ Common Stock. After consummation of the Transactions, the Common Stock was listed on the Nasdaq under the symbols “NAUT” and the CUSIP number relating to the Common Stock was changed to 63909J108. Holders of ARYA’s shares who have filed reports under the Exchange Act with respect to those shares should indicate in their next filing, or any amendment to a prior filing, filed on or after the Closing Date that New Nautilus is the successor to ARYA.
Item 4.01. Change in the Registrant’s Certifying Accountant.
On June 9, 2021, the audit committee of the Board approved a resolution appointing PricewaterhouseCoopers LLP (“PwC”) as New Nautilus’ independent registered public accounting firm to audit New Nautilus’ consolidated financial statements for the fiscal year ending December 31, 2021. PwC served as the independent registered public accounting firm of Old Nautilus prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), ARYA’s independent registered public accounting firm prior to the Business Combination, was informed on June 9, 2021 that it was dismissed as New Nautilus’ independent registered public accounting firm.
The reports of Withum on ARYA’s financial statements as of and for the most recent fiscal year ending December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During ARYA’s fiscal year ending December 31, 2020 and the subsequent interim period through June 9, 2021, there were no disagreements between ARYA and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on ARYA’s financial statements for such year.
During ARYA’s fiscal year ending December 31, 2020 and the subsequent interim period through June 9, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
New Nautilus provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish Nautilus Biotechnology, Inc. with a letter addressed to the SEC stating whether it agrees with the statements made by New Nautilus set forth above. A copy of Withum’s letter, dated on June 9, 2021, is filed as Exhibit 16.1 to this Current Report on Form 8-K.
During the fiscal year ending December 31, 2020 and the subsequent interim period through June 9, 2021, neither New Nautilus, nor any party on behalf of New Nautilus, consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to New Nautilus’ consolidated financial statements, and no written report or oral advice was provided to New Nautilus by PwC that was an important factor considered by New Nautilus in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Item 5.01. Changes in Control of Registrant.
Reference is made to the disclosure in the Proxy Statement/Prospectus in the subsection titled “The Business Combination Agreement” in the section titled “Business Combination Proposal,” beginning on page 88 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Board of Directors
Upon the consummation of the Transactions, and in accordance with the terms of the Business Combination Agreement, each director of ARYA, other than Michael Altman, and each executive officer of ARYA ceased serving in such capacities and seven new directors were appointed to the Board. The Board was divided into three staggered classes of directors and each director was assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2022 for Class I directors, 2023 for Class II directors and 2024 for Class III directors. Sujal Patel, Vijay Pande, and Michael Altman were appointed as Class I directors, Parag Mallick, Farzad Nazem, and Matthew McIlwain were appointed as Class II directors and Melissa Epperly and Matthew Posard were appointed as Class III directors.
Furthermore, effective as of the Effective Time, the Board established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The members of our audit committee are Mr. McIlwain, Mr. Posard and Ms. Epperly, and Ms. Epperly serves as the chairperson of the audit committee. The members of the compensation committee are Mr. Altman, Mr. Nazem and Mr. Posard, and Mr. Posard is the chairperson of the compensation committee. The members of the nominating and corporate governance committee are Mr. McIlwain and Mr. Pande, and Mr. McIlwain is the chairperson of the nominating and corporate governance committee.
A description of the compensation of the directors of Old Nautilus and of ARYA before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the section titled “Nautilus Director Compensation” beginning on page 253 of the Proxy Statement/Prospectus and the subsection titled “Executive Compensation and Director Compensation and Other Interests” in the section titled “Information About ARYA,” beginning on page 186 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.
Following the Transactions, pursuant to New Nautilus’ outside director compensation policy (the “Outside Director Compensation Policy”), each non-employee director will receive an annual retainer of $40,000, an annual retainer of $40,000 for serving as chair of the Board, a $20,000 annual retainer for serving as the chair of the audit committee, a $10,000 annual retainer for serving as a member of the audit committee, a $14,000 annual retainer for serving as the chair of the compensation committee, a $7,000 annual retainer for serving as a member of the compensation committee, a $10,000 annual retainer for serving as the chair of the nominating and corporate governance committee, and a $5,000 annual retainer for serving on the nominating and corporate governance committee, in each case to be paid quarterly in arrears and prorated based on the number of actual days served on the Board or applicable committee. Each non-employee director who serves as a committee chair of the Board will receive the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as the non-employee chair of the Board will receive the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. The above-listed fees for service as non-employee chair of the Board or a chair or member of any committee are payable in addition to the non-employee director retainer. In addition, each non-employee director will receive, on the first trading day immediately after the date of each New Nautilus annual meeting of stockholders, an annual award of stock options to purchase shares of New Nautilus common stock (the “Annual Award”). The Annual Award will have an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $185,000, except if an individual began service as a non-employee director after the date of the Annual Meeting that occurred immediately prior to such Annual Meeting (or if there is no such prior Annual Meeting, then after the date of the Closing), then the Annual Award granted to such non-employee director will be prorated based on the number of whole months that the individual served as a non-employee director prior to the Annual Award’s grant date during the 12 month period immediately preceding such Annual Meeting. Each Annual Award will be scheduled to vest as to 1/12th of the shares of Common Stock subject to such award on a monthly basis following the Annual Award’s grant date, on the same day of the month as the grant date, subject to continued services to New Nautilus through the applicable vesting dates.
Pursuant to the Outside Director Compensation Policy, Mr. Altman was also granted an initial award of stock options to purchase shares of New Nautilus common stock (the “Initial Award”) with an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $370,000 in connection with the closing of the Transactions, as set forth in the Proxy Statement/Prospectus in the subsection titled “Director Compensation Policy” in the section titled “Nautilus Director Compensation” on page 255 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Executive Officers
Upon consummation of the Transactions, the following individuals were appointed to serve as executive officers of New Nautilus:

Name	Position
Sujal Patel	Chief Executive Officer, President, and Secretary
Parag Mallick	Chief Scientist
Anna Mowry	Chief Financial Officer and Treasurer
Nick Nelson	Chief Business Officer and Senior Vice President, Business Development
Subra Sankar	Senior Vice President, Product Development
Matt Murphy	General Counsel
Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section titled “Management Following the Business Combination,” beginning on page 257 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan
At the special meeting of ARYA stockholders held on June 8, 2021, ARYA stockholders considered and approved the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan allows New Nautilus to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants. The Board anticipates that providing such persons with a direct stake in New Nautilus will assure a closer alignment of the interests of such individuals with those of New Nautilus and its stockholders, thereby stimulating their efforts on New Nautilus’ behalf and strengthening their desire to remain with New Nautilus.
Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, a total of 16,182,600 shares of New Nautilus Common Stock are initially reserved for issuance pursuant to the 2021 Plan. In addition, the shares reserved for issuance under the 2021 Plan include any shares of Nautilus Common Stock subject to awards of stock options or other awards that were assumed in the Merger (or “assumed awards”) that, on or after the effective date of the Merger, are terminated, canceled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by New Nautilus for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by New Nautilus due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to this sentence is 7,500,000 shares). The number of shares available for issuance under the 2021 Plan also will include an annual increase, or the evergreen feature, on the first day of each of New Nautilus’ fiscal years, beginning with New Nautilus’ fiscal year 2022, equal to the least of:
•18,672,200 shares of New Nautilus Common Stock;

•a number of shares equal to 5% of the outstanding shares of New Nautilus Common Stock as of the last day of the immediately preceding fiscal year; or
•such number of shares as the Board or its designated committee may determine no later than the last day of New Nautilus’ immediately preceding fiscal year.
Shares issuable under the 2021 Plan will be authorized, but unissued, or reacquired shares of New Nautilus Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2021 Plan) will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.
If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of New Nautilus, issuance of warrants or other rights to acquire securities of New Nautilus, other change in the corporate structure of New Nautilus affecting the shares, or any similar equity restructuring transaction affecting the shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the 2021 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2021 Plan.
A more complete summary of the terms of the 2021 Plan is set forth in the Proxy Statement/Prospectus in the section titled “The Incentive Award Plan Proposal” beginning on page 140 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2021 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2021 Plan, which is attached as Exhibit 10.4 hereto and incorporated herein by reference.
Nautilus Biotechnology, Inc. Employee Stock Purchase Plan
At the special meeting of ARYA stockholders held on June 8, 2021, ARYA stockholders considered and approved the Nautilus Biotechnology, Inc. Employee Stock Purchase Plan (the “ESPP”). An aggregate of 1,244,900 shares of Common Stock will be reserved and available for issuance under the ESPP. The number of shares of New Nautilus Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the least of (a) 3,734,500 shares of New Nautilus Common Stock, (b) a number of shares of New Nautilus Common Stock equal to 1% of the outstanding shares of all classes of New Nautilus Common Stock on the last day of the immediately preceding fiscal year, or (c) an amount determined by the administrator. Shares issuable under the ESPP will be authorized, but unissued, or reacquired shares of New Nautilus Common Stock. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.
A more complete summary of the terms of the ESPP is set forth in the Proxy Statement/Prospectus in the section titled “The Employee Stock Purchase Plan Proposal” beginning on page 149 of the Proxy Statement/Prospectus. That summary and the foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP, which is attached as Exhibit 10.5 hereto and incorporated herein by reference.
Employment Arrangements with Named Executive Officers
The Company is party to confirmatory employment letters with each of Sujal Patel, its Chief Executive Officer, Anna Mowry, its Chief Financial Officer and Subra Sankar, its Senior Vice President of Product Development, each of its named executive officers. The material terms of these agreements with Mr. Patel, Ms. Mowry and Dr. Sankar are described below.
Sujal Patel
In connection with the Transactions, Nautilus entered into a confirmatory employment letter with Mr. Patel, its Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Mr. Patel is an at‑will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Mr. Patel may have entered into concerning his employment relationship with Nautilus. Prior to the Closing, Mr. Patel’s annual base salary was $350,000 and he was eligible for a target annual cash bonus opportunity of $150,000. In 2020, Mr. Patel’s annual base salary was $200,000 and he was eligible for a target annual cash bonus opportunity of $50,000. As of the Closing Date, his annual base salary was increased to $500,000. Under his confirmatory employment letter, Mr. Patel is eligible for a target annual cash bonus opportunity equal to 50.0% of his annual base salary for fiscal year 2021.
Anna Mowry
In connection with the Transactions, Nautilus entered into a confirmatory employment letter with Ms. Mowry, its Chief Financial Officer. The confirmatory employment letter has no specific term and provides that Ms. Mowry is an at‑will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Ms. Mowry may have entered into concerning her employment relationship with Nautilus. Prior to the Closing, Ms. Mowry’s annual base salary was $200,000 and she was eligible for an annual target cash bonus opportunity equal to 25% of her base salary. As of the Closing Date, her annual base salary was increased to $340,000. Under her confirmatory employment letter, Ms. Mowry is eligible for a target annual cash bonus opportunity equal to 40.0% of her annual base salary for fiscal year 2021.
Subra Sankar
In connection with the Transactions, Nautilus entered into a confirmatory employment letter with Dr. Sankar, its Senior Vice President of Product Development. The confirmatory employment letter has no specific term and provides that Dr. Sankar is an at‑will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Dr. Sankar may have entered into concerning his employment relationship with Nautilus. Prior to the Closing, Dr. Sankar’s annual base salary was $318,000 and he was eligible for an annual target cash bonus opportunity equal to 32% of his base salary. As of the Closing Date, his annual base salary will remain $318,000. Under his confirmatory employment letter, Dr. Sankar is eligible for a target annual cash bonus opportunity equal to 35.0% of his annual base salary for fiscal year 2021.
The foregoing description of the confirmatory employment letters with each of Mr. Patel, Ms. Mowry and Mr. Sankar does not purport to be complete and is qualified in its entirety by the terms and conditions of the confirmatory employment letters, which are filed herewith as Exhibits 10.10, 10.11 and 10.12, respectively, and incorporated herein by reference.
Potential Payments Upon Termination or Change of Control
Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable.

Each named executive officer holds stock options granted subject to the general terms of Old Nautilus’ 2017 Equity Incentive Plan (the “2017 Plan”). A description of the termination and change in control provisions in the 2017 Plan and applicable to the stock options granted to Nautilus’ named executive officers is set forth in the Proxy Statement/Prospectus in the subsections titled “—Executive Incentive Compensation Plan” beginning on page 248 of the Proxy Statement/Prospectus and “—Outstanding Equity Awards at Fiscal Year-End December 31, 2020” beginning on page 245 of the Proxy Statement/Prospectus in the section titled “Nautilus Executive Compensation”. That summary does not purport to be complete and is qualified in its entirety by reference to the text of the 2017 Plan, which is attached as Exhibit 10.9 hereto and incorporated herein by reference.
Nautilus has entered into a change in control and severance agreement (each, a “CIC Agreement”) with each of Mr. Patel, Ms. Mowry and Dr. Sankar, which provide for certain severance and change in control benefits as summarized below.
Each CIC Agreement supersedes any prior agreement or arrangement that the named executive officer may have had with Nautilus that provides for severance or change in control payments and benefits.
Each CIC Agreement has an initial term of three years commencing on the business day immediately prior to the closing of the Merger. On the three-year anniversary of the effective date of the CIC Agreement, the agreement will renew automatically for additional one year terms unless either party provides the other party with written notice of nonrenewal at least ninety (90) days prior to the date of automatic renewal. However, if a change in control (as defined in the applicable CIC Agreement) occurs when there are fewer than twelve months remaining during the initial term or during an additional term, the term of the CIC Agreement will extend automatically through the date that is twelve months following the date of the change in control.
The CIC Agreements provide that if, other than during the period beginning three months before a change in control through the one-year anniversary of a change in control, or the CIC Period, the named executive officer’s employment with Nautilus is terminated either (x) by Nautilus without cause (as defined in the CIC Agreement, and excluding by reason of his or her death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), then the named executive officer will receive the following severance payments and benefits if he or she timely executes and does not revoke a separation agreement and release of claims in Nautilus’ favor:
•A lump sum cash payment equal to 100% for Mr. Patel, or 50% for Ms. Mowry and Dr. Sankar, of the named executive officer’s base salary as in effect immediately before such termination; and
•Company payment of the employer portion of the premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for the named executive officer and his or her eligible dependents for up to twelve months for Mr. Patel, or six months for Ms. Mowry and Dr. Sankar.
If, during the CIC Period, the named executive officer’s employment with Nautilus is terminated either (x) by Nautilus without cause (as defined in the CIC Agreement, and excluding by reason of his or her death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), the named executive officer will receive the following severance payments and benefits if he or she timely executes and does not revoke a separation agreement and release of claims in Nautilus’ favor:
•A lump sum cash payment equal to 150% for Mr. Patel, or 100% for Ms. Mowry and Dr. Sankar, of the named executive officer’s base salary as in effect immediately before such termination or if greater, the base salary in effect immediately before the change in control;
•A lump sum cash payment equal to 150% for Mr. Patel, or 100% for Ms. Mowry and Dr. Sankar, of the named executive officer’s target bonus opportunity as in effect immediately before such termination or if greater, the target bonus opportunity in effect immediately before the change in control;

•Company payment of the premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for the named executive officer and his or her eligible dependents for up to eighteen months for Mr. Patel, or twelve months for Ms. Mowry and Dr. Sankar; and
•100% accelerated vesting and exercisability of the outstanding and unvested Company equity awards (other than Company equity awards subject to performance-based vesting criteria) granted to the named executive officer.
Each CIC Agreement provides that, if any of the amounts provided for under a CIC Agreement or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and could be subject to the related excise tax, the named executive officer would receive (to the extent he or she is entitled to such receipt) either the full payment of benefits under the named executive officer’s CIC Agreement or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The CIC Agreements do not provide for any tax gross-ups in connection with a change in control.
The foregoing description of the CIC Agreements with each of Mr. Patel, Ms. Mowry and Dr. Sankar does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the CIC Agreements, which are filed herewith as Exhibits 10.16, 10.17 and 10.18, respectively, and incorporated herein by reference.
Indemnification Agreements
Effective as of the Closing Date, New Nautilus entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by New Nautilus of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to New Nautilus or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.
The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.22 and is incorporated herein by reference.
A description of the compensation of the named executive officers of Old Nautilus and the compensation of the executive officers of ARYA before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the sections titled “Nautilus Executive Compensation” beginning on page 244 of the Proxy Statement/Prospectus and the subsection titled “Executive Compensation and Director Compensation and Other Interests” in the section titled “Information About ARYA,” beginning on page 186 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference. Our executive officers are also eligible to receive bonuses under the Executive Incentive Compensation Plan, which is filed herewith as Exhibit 10.23 and is incorporated herein by reference.
Certain Relationships and Related Person Transactions
Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions,” beginning on page 268 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
In connection with the Transactions, on June 9, 2021, the Board approved and adopted a new Code of Business Conduct and Ethics applicable to all employees, officers and directors of the Company. A copy of the Code of Business Conduct and Ethics can be found on the Company’s website at http://www.nautilus.bio. New Nautilus intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or its directors on its website identified above or in a current report on Form 8-K. Information contained on the website is not incorporated by reference herein and should not be considered to be part of this Current Report on Form 8-K. The inclusion of New Nautilus’ website address in this Current Report on Form 8-K is an inactive textual reference only.
Item 5.06. Change in Shell Company Status.

As a result of the Transactions, New Nautilus ceased to be a shell company upon the Closing. The material terms of the Transactions are described in the section entitled “Business Combination Proposal” beginning on page 88 of the Proxy Statement/Prospectus and are incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
On June 9, 2021, Nautilus issued a press release announcing the consummation of its previously announced business combination. A copy of such press release is furnished as Exhibit 99.3 hereto.
Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
The unaudited financial statements of ARYA as of and for the three months ended March 31, 2021 and the related notes are included in ARYA’s quarterly report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) that was filed with the SEC on May 13, 2021 and are incorporated herein by reference and the audited financial statements of ARYA as of and for the year ended December 31, 2020 are set forth in the Proxy Statement/Prospectus and are incorporated herein by reference.
The audited financial statements of Old Nautilus as of and for the years ended December 31, 2020 and 2019, the related notes and report of independent registered public accounting firm are set forth in the Proxy Statement/Prospectus beginning on page F-21 and are incorporated herein by reference.
The unaudited condensed financial statements of Old Nautilus as of and for the three months ended March 31, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.
(b)Pro forma financial information.
The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021, is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d)Exhibits

Exhibit Number	Description

2.1†
Business Combination Agreement, dated as of February 7, 2021, by and among ARYA Sciences Acquisition Corp III, Mako Merger Sub, Inc., and Nautilus Biotechnology, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).

3.1	Certificate of Incorporation of Nautilus Biotechnology, Inc.
3.2	Bylaws of Nautilus Biotechnology, Inc.
4.1	Specimen Common Stock Certificate
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).
10.2	Form of Amended and Restated Registration Rights and Lock-Up Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).
10.3	Form of Nautilus Shareholder Transaction Support Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).
10.4+	Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan.
10.5+	Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan.
10.6*+	Forms of Stock Option Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Proxy Statement/Prospectus).
10.7+	Form of Restricted Stock Unit Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Proxy Statement/Prospectus).
10.8*+	Form of Restricted Stock Award Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Proxy Statement/Prospectus).
10.9+	Nautilus Biotechnology, Inc. 2017 Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.11 to the Proxy Statement/Prospectus).
10.10+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Sujal Patel (incorporated by reference to Exhibit 10.12 to the Proxy Statement/Prospectus).
10.11+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Anna Mowry (incorporated by reference to Exhibit 10.13 to the Proxy Statement/Prospectus).
10.12+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Subra Sankar (incorporated by reference to Exhibit 10.15 to the Proxy Statement/Prospectus).
10.13+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Nick Nelson (incorporated by reference to Exhibit 10.14 to the Proxy Statement/Prospectus).
10.14+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Parag Mallick (incorporated by reference to Exhibit 10.16 to the Proxy Statement/Prospectus).
10.15+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Matt Murphy (incorporated by reference to Exhibit 10.17 to the Proxy Statement/Prospectus).
10.16+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Sujal Patel (incorporated by reference to Exhibit 10.18 to the Proxy Statement/Prospectus).
10.17*+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Anna Mowry (incorporated by reference to Exhibit 10.19 to the Proxy Statement/Prospectus).
10.18+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Subra Sankar (incorporated by reference to Exhibit 10.21 to the Proxy Statement/Prospectus).

10.19+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Nick Nelson (incorporated by reference to Exhibit 10.20 to the Proxy Statement/Prospectus).
10.20+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Parag Mallick (incorporated by reference to Exhibit 10.22 to the Proxy Statement/Prospectus).
10.21+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Matt Murphy (incorporated by reference to Exhibit 10.23 to the Proxy Statement/Prospectus).
10.22	Form of New Nautilus Indemnification Agreement (incorporated by reference to Exhibit 10.24 to the Proxy Statement/Prospectus).
10.23	Nautilus Biotechnology, Inc. Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.25 to the Proxy Statement/Prospectus).
16.1	Letter from WithumSmith+Brown, PC to the SEC, dated June 9, 2021
99.1	Unaudited condensed financial statements of Old Nautilus as of and for the three months ended March 31, 2021 and 2020.
99.2	Unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021.
99.3	Press release dated June 9, 2021 announcing the closing of the business combination.
+ Indicates management contract or compensatory plan.
† Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 9, 2021

NAUTILUS BIOTECHNOLOGY, INC.

By:	/s/ Sujal Patel
Name:	Sujal Patel
Title:	Chief Executive Officer